Exhibit 1.17


                              DEL WEBB CORPORATION

                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN NO. 2

                             PARTICIPATION AGREEMENT
                         (AMENDED AND RESTATED EFFECTIVE
                             AS OF DECEMBER 1, 1999)


     This amended and restated Participation Agreement is as of December 1, 1999, between Del Webb Corporation, a Delaware corporation ("Employer"), and LeRoy C. Hanneman ("Participant").

                                    RECITALS

     A. Employer and Participant previously entered into a Participation Agreement dated as of May 2, 1989 providing for participation by Participant, beginning on January 1, 1989, in the Del Webb Corporation Supplemental Executive Retirement Plan No. 2 (as restated and amended, the "Plan").

     B. Effective April 11, 1997, the Participation Agreement was amended and restated.

     C. Employer and Participant desire to amend and restate the Participation Agreement and to modify and supplement the Plan as it relates to Participant.

     The parties hereby agree as follows:

1.   GENERAL

     Participant's participation in the Plan is reaffirmed.

2.   THE PLAN

     This Participation Agreement is subject to all of the terms and provisions of the Plan, except to the extent that the Plan is modified and supplemented below as it applies to Participant. The Plan is incorporated by reference into this Participation Agreement. By signing this Participation Agreement, Participant acknowledges receipt of a copy of the Plan and confirms his understanding and acceptance of all of the terms, conditions and provisions of the Plan.

3.   MODIFICATIONS

     Pursuant to paragraph 8.3 of the Plan, which was added by the First Amendment, the provisions of the Plan as they apply to Participant are modified and supplemented as follows:

     (a) NORMAL RETIREMENT DATE. Participant's "Normal Retirement Date," as defined in paragraph 4.1(b) of the Plan, shall be age 60.
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     (b) NORMAL  RETIREMENT  BENEFIT.  Notwithstanding  paragraph  4.2(a) of the
Plan, the amount of Participant's Normal Retirement Benefit shall be equal to 65% of Participant's High Average Compensation less the deductions set forth in paragraphs 4.2(a)(i) and (ii) of the Plan. For purposes of calculating High
Average Compensation the incentive compensation included shall in no event exceed 125% of the incentive target set for SERP purposes within the most recent Executive Management Incentive Plan participation letter.

     (c) DEFINITIONS. For purposes of the Plan and this Participation Agreement, the terms "Cause," "Change in Control," and "Good Reason" shall have the meanings ascribed to those terms in the Employment Agreement entered into between Employer and Participant effective as of December 1, 1999, as it may be amended or from time to time or superseded by Employment Agreements intended to replace it, rather than the definitions included in paragraph 4.6 of the Plan. The Employment Agreement includes two definitions of Good Reason -- the standard definition that applies prior to a Change in Control and a modified definition that applies after a Change in Control. The standard definition will apply for purposes of the Plan and this Participation Agreement unless a Change of Control occurs, after which the post-Change in Control definition will apply.


                                        DEL WEBB CORPORATION


                                        By:
                                            ------------------------------------
                                            Robertson C. Jones
                                            Senior Vice President


                                        ----------------------------------------
                                        LEROY C. HANNEMAN

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